Exhibit 99.1

Contacts:
Stacy Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons Leather CEO to Resign
MINNEAPOLIS – March 28, 2008 – Wilsons The Leather Experts Inc. (Nasdaq: WLSN) today announced that Michael Searles will leave his position as Chief Executive Officer on or about April 3, 2008 and will resign as a director of the Company at the same time. Searles will continue to be available to provide consulting services to the Company for six months from the date of his resignation. A search to replace Searles as Chief Executive Officer will be commenced and the Company expects to make an announcement regarding his successor within the next few months.
Searles, 58, who has been CEO of the Company since December 2004, said that both for personal and professional reasons the timing is now right for a leadership transition.
Michael Sweeney, Chairman of the Board, commented “The board of directors of Wilsons Leather thanks Mike Searles for his dedicated service to the Company during these difficult times.”
About Wilsons Leather
Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of March 1, 2008, Wilsons Leather operated 228 stores located in 42 states and the District of Columbia, including 100 mall stores, 114 outlet stores and 14 airport stores.
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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax wilsonsleather.com